Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

FOR IMMEDIATE RELEASE

Protective Reports First Quarter 2012 Results

•                  Net income up 68% to $99 million, or $1.18 per share

•                  Operating earnings up 59% to $99 million, or $1.18 per share

•                  39% of earnings returned to shareowners in dividends and share repurchase during first quarter 2012

BIRMINGHAM, Alabama (May 8, 2012) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the first quarter of 2012. Net income available to PLC’s common shareowners for the first quarter of 2012 was $99.0 million or $1.18 per average diluted share, compared to $58.9 million or $0.67 per average diluted share in the first quarter of 2011.  After-tax operating income was $99.1 million or $1.18 per average diluted share, compared to $62.5 million or $0.71 per average diluted share in the first quarter of 2011.

“We are pleased to report strong financial results in the first quarter,” said John D. Johns, Chairman, President and CEO.  “Our pre-tax operating earnings were up 56% over the first quarter of last year and 30% over the fourth quarter of 2011.  We will continue to remain focused and disciplined in the way we allocate capital, manage risk and expenses and prudently grow our retail product lines.  Notwithstanding the headwinds created by low interest rates and the macroeconomic environment, we remain optimistic about our ability to execute successfully on our business and financial plans for the year.”

Accounting Changes

Results for the current and all prior periods reflect the adoption and the Company’s retrospective application of Accounting Standards Update 2010-26, effective January 1, 2012, which modifies the accounting guidance for deferred acquisition costs.

Current and prior period operating income results within the Annuities segment have been updated to reflect the Company’s revised definition of operating income (loss) as it relates to embedded derivatives on our variable annuity contracts and related hedging activities.  This change did not impact its comparable GAAP measure income before income tax.

See information relating to non-GAAP measures at the end of this press release.

Business Segment Results

The table below sets forth business segment operating income before income tax for the periods shown:

(dollars in thousands)	1Q12	1Q11	$ Variance	% Variance
Life Marketing	$30,369	$19,273	$11,096	58%
Acquisitions	39,099	32,391	6,708	21%
Annuities	35,783	18,640	17,143	92%
Stable Value Products	12,646	9,195	3,451	38%
Asset Protection	4,966	6,852	(1,886)	-28%
Corporate & Other	27,880	10,021	17,859	n/m
	$150,743	$96,372	$54,371	56%

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

(dollars in thousands)	1Q12	1Q11
Operating income before income tax	$150,743	$96,372
Realized investment gains (losses)	(5,707)	(9,532)
Less:
Related amortization of deferred policy acquisition costs and value of business acquired	(5,543)	(3,925)
Income tax expense	51,558	31,887
Net income available to PLC’s common shareowners	$99,021	$58,878

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

(dollars in millions)	1Q12	1Q11	$ Variance	% Variance
Life Marketing	$22.6	$42.5	$(19.9)	-47%
Annuities	720.2	917.1	(196.9)	-21%
Stable Value Products	176.0	74.7	101.3	n/m
Asset Protection	109.9	90.2	19.7	22%

Review of Business Segment Results

Life Marketing

Life Marketing segment pre-tax operating income was $30.4 million in the first quarter of 2012 compared to $19.3 million in the first quarter of 2011. The increase was primarily due to higher investment income, a favorable change in unlocking of $(5.0) million in 1Q12 vs. $(6.0) million in 1Q11, more favorable traditional life mortality, and lower operating expenses.  Traditional life mortality was 90% of expected in the first quarter of 2012 compared to 94% of expected in the first quarter of 2011.

Sales were $22.6 million for the quarter, down 47% compared to $42.5 million in the first quarter of 2011.

Acquisitions

Acquisitions segment pre-tax operating income was $39.1 million in the first quarter of 2012 compared to $32.4 million in the same quarter last year. The increase was primarily due to the addition of the Liberty Life Insurance Company coinsurance business, which added $11.8 million of operating income.  This increase was partially offset by less favorable mortality and expected runoff in other blocks of business.

Annuities

Annuities segment pre-tax operating income was $35.8 million in the first quarter of 2012 compared to $18.6 million in the first quarter of 2011.  The increase included a favorable fluctuation of $12.1 million due to higher policy fees and other income in the variable annuity (“VA”) line and a favorable change of $4.6 million in policy benefits.  These increases were partially offset by higher non-deferred expenses.

Net cash flows for the segment remained positive during the quarter. Annuity account values were $15.6 billion as of March 31, 2012, an increase of 16% over the past twelve months.

Sales in the first quarter of 2012 were $720.2 million compared to $917.1 million in the first quarter of 2011. Variable annuity sales were $567.4 million compared to $607.8 million in the first quarter of 2011.  Fixed annuity sales were $152.8 million compared to $309.3 million in the prior year’s first quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $12.6 million in the first quarter of 2012 compared to $9.2 million in the first quarter of 2011.  The increase in operating earnings was primarily due to higher operating spreads and higher account values.  In addition, the first quarter of 2011 included $3.1 million of accelerated DAC amortization related to certain retail notes that were called during the quarter.  The operating spread was 182 basis points for the three months ended March 31, 2012, an increase of 48 basis points over the prior year.

Account balances as of March 31, 2012 totaled $2.8 billion. Sales were $176.0 million for the three months ended March 31, 2012, compared to $74.7 million in the first quarter of 2011.

Asset Protection

Asset Protection segment pre-tax operating income was $5.0 million in the first quarter of 2012 compared to $6.9 million in the first quarter of 2011.  The decrease was primarily the result of an accrual for a $2.0 million legal settlement within the credit insurance product line.

Sales in the current quarter were $109.9 million, an increase of 22%, compared to the first quarter of 2011. Service contract sales increased $18.6 million, or 29%, and sales of the GAP product increased $1.1 million, or 6%, compared to the prior year’s quarter.

Corporate & Other

Corporate & Other segment pre-tax operating income was $27.9 million in the first quarter of 2012 compared to $10.0 million in the first quarter of 2011.  The increase was caused by a $25.4 million improvement related to gains on the repurchase of non-recourse funding obligations.  For the first quarter of 2012, $35.5 million of pre-tax gains were generated from these repurchases compared to $10.1 million of pre-tax gains generated by similar repurchases during the first quarter of 2011.  Partially offsetting this increase was $8.5 million of pre-tax earnings that were recorded during the first quarter of 2011 relating to the settlement of a dispute with respect to certain investments.

Share Repurchase Program

During the first quarter of 2012, the Company repurchased 934 thousand shares, at a total cost of $26.0 million.  The Company has $250 million of remaining capacity under its existing share repurchase program, which extends through December 31, 2014.

Future repurchase activity will depend on many factors, including capital levels, liquidity needs, rating agency expectations, and the relative attractiveness of alternative uses for capital.

Investments

•      The net unrealized gain position on investments was $1.1 billion, after tax and DAC offsets, an improvement of $683 million compared to March 31, 2011.

•      Total cash and investments were $35.4 billion as of March 31, 2012.  This includes $0.3 billion of cash and short-term investments.

•      During the first quarter of 2012, the Company had $18.8 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•      Delinquent mortgage loans and foreclosed properties were $13.6 million as of March 31, 2012, representing 0.3% of the commercial mortgage loan portfolio.

•      Net realized investment losses, after tax, of $0.1 million were recorded in the first quarter of 2012, compared to net realized investment losses, after tax, of $3.6 million, or $0.04 per average diluted share, in the first quarter of 2011.

Net Realized Investment/Derivative Activity

(dollars per average diluted share)	1Q 2012	1Q 2011

Net realized gain	$0.16	$0.11
Modco net realized gain	0.22	0.01
Impairments	(0.15)	(0.04)
Derivative activity related to VA contracts	(0.21)	(0.08)
All other	(0.02)	(0.04)
Total	$—	$(0.04)

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Consolidated Results

(dollars in thousands; net of income tax)	1Q 2012	1Q 2011

After-tax Operating Income	$99,127	$62,523
Realized investment gains (losses) and related amortization
Investments	14,629	1,777
Derivatives	(14,735)	(5,422)
Net income available to PLC’s common shareowners	$99,021	$58,878

(dollars per average diluted share; net of income tax)	1Q 2012	1Q 2011

After-tax Operating Income	$1.18	$0.71
Realized investment gains (losses) and related amortization
Investments	0.18	0.02
Derivatives	(0.18)	(0.06)
Net income available to PLC’s common shareowners	$1.18	$0.67

For information relating to non-GAAP measures (operating income and PLC’s shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income

	March 31,	December 31,
(dollars in millions)	2012	2011
PLC’s shareowners’ equity	$3,786	$3,711
Less: Accumulated other comprehensive income	1,002	985

PLC’s shareowners’ equity, excluding accumulated other comprehensive income	$2,784	$2,726

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income per share

	March 31,	December 31,
(dollars per common share outstanding)	2012	2011
PLC’s shareowners’ equity	$46.74	$45.45
Less: Accumulated other comprehensive income	12.37	12.07

PLC’s shareowners’ equity excluding accumulated other comprehensive income	$34.37	$33.38

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on May 9, 2012 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-800-599-9829 (international callers 1-617-847-8703) and entering the conference passcode: 28599622. A recording of the call will be available from 1:00 p.m. Eastern May 9, 2012 until midnight May 23, 2012. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 11536085.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.  The call presentation will be available on the website beginning approximately 30 minutes prior to the conference call.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Segment operating income (loss) is income before income tax, excluding net realized investment gains and losses (excluding periodic settlements of derivatives associated with debt and certain investments) net of the related amortization of deferred acquisition costs (“DAC”) and value of business acquired (“VOBA”). Operating earnings exclude changes in the guaranteed minimum withdrawal benefits (“GMWB”) embedded derivatives (excluding the portion attributed to economic cost), realized and unrealized gains (losses) on derivatives used to hedge the VA product, actual GMWB incurred claims and net of the related amortization of DAC attributed to each of these items.

In the first quarter of 2012, management revised the definition of operating income (loss) as it relates to certain features of our variable annuity contracts and related hedging activities, to better reflect the basis on which the performance of its business is internally assessed. Under the revised definition, the following items will be excluded from operating income:

•                  Changes in GMWB embedded derivatives related to this rider feature of certain variable annuity products (excluding the portion attributed to economic costs). Economic cost is the long-term expected average cost of providing the product benefit over the life of the policy based on product pricing assumptions. These include assumptions about the economic/market environment, and elective and non-elective policy owner behavior (e.g. lapses, withdrawal timing, mortality, etc.). These features are considered embedded derivatives under ASC 815.

•                  Changes in value of certain derivative instruments used to mitigate the risk related to variable annuity contracts.

•                  That portion of the change in balance sheet components amortized over estimated gross profit that is attributed to the embedded GMWB derivative and related economic hedges (e.g. DAC amortization).

Prior period operating income has been updated to reflect the revised definition.

Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Unlocking

The Company periodically reviews and updates as appropriate key assumptions on products using the Accounting Standards Codification (“ASC”) Financial Services-Insurance Topic, including future mortality, expenses, lapses, premium persistency, investment yields, interest spreads, and equity market returns. Changes to these assumptions result in adjustments which increase or decrease DAC amortization and/or benefits and expenses. The periodic review and updating of assumptions is referred to as “unlocking”.  When referring to DAC amortization or unlocking on products covered under the ASC Financial Services-Insurance Topic, the reference is to changes in all balance sheet components amortized over estimated gross profits.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts, and climate change; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if our assumptions regarding the fair value and future performance of our investments differ from actual experience; (9) our use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations or significant and sustained periods of low interest rates could negatively affect our interest earnings and spread income or otherwise impact our business; (12) equity market volatility could negatively impact our business; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (14) we are highly regulated and subject to numerous legal restrictions; (15) changes in tax law or interpretations of existing tax law could adversely affect us; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) we, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others; (23) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) the occurrence of computer viruses, information security breaches, disasters, or unanticipated events could affect our data processing systems or those of our business partners and/or service providers; (26) our ability to grow depends in large part upon the continued availability of capital; (27) new accounting rules or changes to existing accounting rules could impact our reported earnings; (28) credit market volatility or disruption could adversely impact us; (29) difficult general economic conditions could materially adversely affect our business and results of operations; (30) we may not be able to protect our intellectual property and may be subject to infringement claims; (31) we could be adversely affected by an inability to access our credit facility; and (32) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of the Company’s most recent Form 10-K for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912